Exhibit 10.1

Certain information has been excluded from this exhibit (indicated by “[***]”) because such information is both (i) not material and (ii) the type that the company treats as private or confidential.

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”), dated as of January 8, 2024, by and between Perspective Therapeutics, Inc., a Delaware corporation (the “Company”), with its principal place of business at 2401 Elliott Avenue, Suite 320, Seattle, Washington 98121 and Lantheus Alpha Therapy, LLC, a Delaware limited liability company (the “Investor”) with its principal place of business at 201 Burlington Road, South Building, Bedford, MA 01730. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in Section 1.5.

RECITALS

A.         On the terms and subject to the conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company at the Closing (as hereinafter defined), shares of common stock, $0.001 par value, of the Company (the “Company Common Stock”), in an amount and at the Per Share Price as set forth herein.

B.         The shares of Company Common Stock to be issued to the Investor at the Closing shall be referred to in this Agreement as the “Shares”.

C.         Concurrently with the execution and delivery of this Agreement, the parties are executing and delivering the Option Agreement and the Asset Purchase Agreement.

AGREEMENT

Now, Therefore, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

ARTICLE I
    PURCHASE AND SALE

1.1

(a)    Purchase. Subject to the terms and conditions of this Agreement, the Investor agrees to purchase from the Company, at a price per share equal to the Per Share Price, a number of shares of Company Common Stock equal to the Purchased Shares Number (such aggregate price, the “Share Purchase Price”). The “Purchased Shares Number” means an amount (rounded down to the nearest whole number) equal to the lesser of (a)(i) $33,200,000 divided by (ii) the Per Share Price and (b) the Common Stock Cap.

(b)    Common Stock Cap. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents and for the avoidance of doubt, no shares of Company Common Stock or other securities will be issued by the Company to the Investor or its Attribution Parties at the Closing to the extent that such issuance would result in the Investor or its Attribution Parties beneficially owning in excess of 19.99% of the outstanding shares of Company Common Stock on the date hereof, or 56,342,355 Shares (the “Common Stock Cap”)

1.2         Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, a number of Shares equal to the Purchased Shares Number. The closing of the purchase and sale of the Shares to the Investor by the Company (the “Closing”) shall occur as promptly as practicable, and in any event within three (3) Business Days, following such date on which the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) have been satisfied, or to the extent permitted by applicable Law, waived; provided that to the extent practicable, the Closing shall occur contemporaneously with the closing of the first Qualified Transaction after the date hereof. The Closing shall be conducted remotely via the electronic exchange of documents and signatures, or at such other place and time as the Company and the Investor may mutually agree upon. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. Notwithstanding anything to the contrary herein, the Investor or any of its designated Affiliates may be the actual purchaser of the Shares, as determined by the Investor in its reasonable discretion and subject to the Company’s consent (not to be unreasonably withheld, conditioned or delayed) (such designated Affiliate, the “Affiliate Investor”).

1.3         Payment. At the Closing, (a) the Investor shall pay to the Company the Share Purchase Price in United States dollars in immediately available funds, by wire transfer to the Company’s account as set forth in instructions previously delivered to the Investor, and (b) the Company shall irrevocably instruct Computershare Trust Company, N.A. (the “Transfer Agent”) to deliver to the Investor the Shares, free and clear of all Liens (other than as provided in this Agreement or restrictions imposed by applicable securities laws), in book-entry form in the name of the Investor and a book-entry statement of the Transfer Agent showing the Investor as the registered holder of the Shares on and as of the Closing Date; provided, however, that the requirement to deliver a book-entry statement may be satisfied via email confirmation by the Transfer Agent of issuance of the Shares on the date of Closing with the book-entry statement to be delivered within two (2) Business Days of the Closing.

1.4         Closing Deliverables.

(a)         Company. At the Closing, the Company shall:

(i)         deliver or cause to be delivered to the Investor the following:

  (1)         a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver the Shares, registered in the name of the Investor;

  (2)         the Registration Rights Agreement, duly executed by the Company;

  (3)         confirmation that the Company Common Stock has been approved for listing on the NYSE, subject to official notice of issuance;

  (4)         a certificate signed by the Secretary of the Company, in form and substance reasonably satisfactory to the Investor, certifying as to (a) the Company’s amended and restated certificate of incorporation (the “Charter”) and the Company’s amended and restated bylaws (the “Bylaws”); (b) the resolutions of the Company’s board of directors (the “Board”) approving the Transaction Documents and the transactions contemplated thereby; and (c) a good standing certificate with respect to the Company from the Delaware Secretary of State, dated no earlier than two (2) Business Days prior to the Closing.

(b)         Investor. At the Closing, the Investor shall deliver or cause to be delivered to the Company the following:

(i)         the Registration Rights Agreement, duly executed by the Investor;

(ii)        a fully completed and duly executed customary Accredited Investor Qualification Questionnaire in a form reasonably acceptable to the parties;

(iii)       a fully completed and duly executed customary Bad Actor Questionnaire in a form reasonably acceptable to the parties; and

(iv)       the Share Purchase Price in accordance with Section 1.3.

(c)         Further Assurances. On or prior to the Closing Date and thereafter, the parties hereto shall cooperate with each other and use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be necessary in order to consummate the Closing as promptly as reasonably practicable.

1.5         Defined Terms Used in This Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the date hereof, by and between the Company and the Investor.

“Attribution Parties” means Investor (together with Investor’s Affiliates, and any other Person acting as a group together with the Investor or any of the Investor’s Affiliates).

“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

“Change of Control” means the occurrence of one of the following, whether in a single transaction or a series of transactions:

(a)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company, its wholly-owned Subsidiaries or the employee benefit plans of the Company and its wholly-owned Subsidiaries) who files a Schedule TO or any schedule, form or report under the Exchange Act disclosing or with respect to whom it otherwise becomes known (through public disclosure or otherwise) to the Company that such person or group has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the outstanding voting stock of the Company, other than as a result of a transaction in which (1) the holders of securities that represented 100% of the outstanding voting stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent 50% or more of the outstanding voting stock of the surviving Person or its Parent Entity immediately following such transaction and (2) the holders of securities that represented 100% of the outstanding voting stock of the Company immediately prior to such transaction own directly or indirectly voting stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction;

(b)         the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer or lease of all or substantially all of the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Company Common Stock is or is entitled to be exchanged for or converted into cash, securities or other property, other than (1) a merger or consolidation transaction following which holders of securities that represented 100% of the voting stock of the Company immediately prior to such transaction own directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) at least 50% of the voting stock of the surviving Person or Parent Entity in such merger or consolidation transaction immediately after such transaction, and (2) a sale, transfer or lease of all or substantially all of the assets of the Company to a Subsidiary or a Person that becomes a Subsidiary of the Company;

(c)         shares of Company Common Stock are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a de-listing (other than as a result of a transaction described in clause (b) above); or

(d)         the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

“Confidentiality Agreement” means that certain Mutual Confidentiality Disclosure Agreement effective as of [***] by and between the Investor or its Affiliate, and the Company, as amended and restated or otherwise modified from time to time, including by Section 5.1 of the Option Agreement and Section 4.5 of this Agreement.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal, as well as any securities exchange or securities exchange authority, including The New York Stock Exchange).

“Health Care Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the civil False Claims Act, 31 U.S.C. §§ 3729 et seq.; the criminal False Claims Act 42 U.S.C. 1320a-7b(a); any criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1347 and 1349 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq., (“HIPAA”); the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq.; the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq.; the regulations promulgated pursuant to such laws; and any similar federal, state and local laws and regulations

“Knowledge” means, with respect to the Company, the actual knowledge of [***], [***], [***] or [***], [***].

“Law” means any national, federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, order, rule, guideline, settlement, regulation or requirement issued, enacted, adopted, promulgated, entered, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, mortgage, claim, easement, right-of-way, option, title retention agreement, preemptive right or other restriction, whether based in law or contract.

“Material Adverse Effect” means any change, event, development or effect that, individually or in the aggregate, has had or would reasonably be expected to result in a material adverse effect, in or affecting (i) the business, properties or other assets, liabilities, general affairs, management, financial position, stockholders’ equity, development programs, prospects or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement, or the other Transaction Documents or to consummate the Transactions.

“NYSE” means the NYSE American LLC or, in the event that after the date hereof Company Common Stock is listed on The New York Stock Exchange, The New York Stock Exchange.

“Option Agreement” means that certain Option Agreement, dated as of the date hereof, by and between the Company and the Investor.

“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.

“Per Share Price” means an amount in cash equal to the lesser of (i) $0.59 and (ii) the same price per share as shares of Company Common Stock are sold to the public in the first Qualified Transaction following the date hereof.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Qualified Private Placement” means, other than Excluded Issuances, (a) a private placement of Company Common Stock raising at least $50,000,000 of gross proceeds (before including proceeds from Shares sold to the Investor pursuant to Section 1.1), before deduction of underwriting fees or other expenses, (i) conducted in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act, and the registration and qualification requirements of all applicable securities laws of the states of the United States, (ii) conducted on terms that would not require stockholder approval under the listing rules of the NYSE, and (iii) supported by the opinion of the Company’s legal counsel in form and substance reasonably satisfactory to the Investor that such private placement is exempt from such registration requirements, or (b) a registered direct offering of Company Common Stock pursuant to an effective registration statement under the Securities Act raising at least $50,000,000 of gross proceeds (before including proceeds from Shares sold to the Investor at the Closing), before deduction of underwriting fees or other expenses and conducted on terms that would not require stockholder approval under the listing rules of the NYSE.

“Qualified Public Offering” means, other than Excluded Issuances, the sale of Company Common Stock to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act raising at least $50,000,000 of gross proceeds (before including proceeds from Shares sold to the Investor at the Closing), before deduction of underwriting fees or other expenses.

“Qualified Transaction” means a Qualified Public Offering or Qualified Private Placement.

“Standstill Period” means the period commencing on the date hereof and ending on the date that is two hundred and seventy (270) days following the date hereof; provided, that, the Standstill Period shall immediately terminate and expire (and the restrictions of Section 4.5 shall cease to apply and shall be of no further force and effect) at the earliest to occur of: (i) the Company entering into a definitive written agreement to consummate a Change of Control (regardless of the form of such transaction), (ii) the Board approving (or, in the case of a tender or exchange offer, failing to recommend against such tender or exchange offer within ten (10) Business Days of the commencement thereof) a transaction that, if consummated, would result in a Change of Control, (iii) the Company’s material breach of its obligations under the Transaction Documents which is not cured within seven (7) Business Days of notice thereof by Investor (provided that such cure period shall not apply if the breach is not curable) and (iii) the expiration of the ROFO Consideration Period, the expiration of the Third Party Offer Consideration Period or the delivery of the Competing Instrument Notice (each, as defined in the Option Agreement) under the Option Agreement.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transaction Documents” means this Agreement, the Asset Purchase Agreement, the Option Agreement and the Registration Rights Agreement and the schedules, annexes and exhibits attached hereto and thereto.

“Transactions” means the transactions contemplated by the Transaction Documents.

ARTICLE II
    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investor the following as of the date hereof and the Closing Date as follows:

2.1         Organization, Good Standing and Power.

(a)         The Company and each of its Subsidiaries have been (i) duly organized and are validly existing and in good standing under the laws of their respective jurisdiction of organization, with power and authority (corporate and other) to own and/or lease its properties and conduct its business as described in the reports filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2022, including, the Company’s most recent Transition Report on Form 10-KT, and (ii) duly qualified as a foreign entity for the transaction of business and are in good standing under the laws of each other jurisdiction in which they own or lease properties or conduct any business so as to require such qualification, except, in the case of this clauses (i) or (ii), where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)        The Company owns directly or indirectly, all of the equity interests of the Subsidiaries free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction, and all the equity interests of the Subsidiaries are validly issued and are fully paid, nonassessable and free of preemptive and similar rights. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21.1 to the Company’s Transition Report on Form 10-KT for the transition period ended December 31, 2023 or in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the most recently ended fiscal year and other than (i) those subsidiaries not required to be listed on Exhibit 21.1 by Item 601 of Regulation S-K under the Exchange Act and (ii) those subsidiaries formed or acquired since the last day of the most recently ended fiscal year.

2.2         Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform the Transaction Documents and to issue and sell the Shares at the Closing. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action, and, no further consent or authorization of the Board or stockholders is required. When executed and delivered by the Company, this Agreement shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application. The Board adopted resolutions approving the Transactions at a duly called and held meeting.

2.3         Issuance of Shares. The Shares to be issued and sold by the Company to the Investor at the Closing will have been duly and validly authorized and, when issued and delivered against payment therefor as provided in this Agreement, will (i) be duly and validly issued and fully paid and non-assessable; and (ii) be free and clear of any Lien or restriction on transfer, other than restrictions on transfer under any Transaction Document or applicable state or federal securities laws; and the issuance of the Shares is not subject to any preemptive or similar rights, except as have been validly waived or complied with in connection with the offering of the Shares. The Shares, when issued, will have the terms and conditions and entitle the holders thereof to the rights applicable to Company Common Stock set forth in the Charter.

2.4         No Conflicts; Governmental Approvals. The issuance and sale of the Shares and the compliance by the Company with this Agreement and the consummation of the Transactions will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject (and shall not give to others any rights of termination, amendment, acceleration or cancellation of the same), (ii) the Charter and the Company’s amended and restated bylaws (the “Bylaws”), or (iii) any statute or any judgment, order, rule or regulation of any Governmental Authority having jurisdiction over the Company or any of its properties, except, in the case of clauses (i) and (iii) for such defaults, breaches, or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority is required for the issue and sale of the Shares or the consummation by the Company of the Transactions, except for filings pursuant to applicable federal or state securities or Blue Sky laws, which have been made or will be made in a timely manner.

2.5         NYSE. The Company Common Stock is currently listed on the NYSE. The Company is in compliance in all material respects with applicable NYSE continued listing requirements and has no Knowledge of any facts that would reasonably lead to delisting or suspension of the Company Common Stock from NYSE or the termination of the registration of the Company Common Stock under the Exchange Act, and has not received any notification that the Commission or NYSE is contemplating such delisting, suspension or termination.

2.6         Reserved.

2.7         Brokers and Finders. Except as set forth on Schedule 2.7 the Company has not employed any broker or finder in connection with the Transactions.

2.8         SEC Documents. The Company represents and warrants that as of the date hereof, the Company Common Stock is registered pursuant to Section 12(b) of the Exchange Act. The Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (the foregoing materials, including all exhibits thereto and documents incorporated by reference therein, and including all registration statements and prospectuses filed with the Commission, being collectively referred to herein as the “SEC Documents”). At the times of their respective filings, such reports, schedules, forms, statements and other documents of the Company (i) complied in all material respects with the requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the Commission or applicable to the SEC Documents is accurate and complete, and complies as to form and content in all material respects with all applicable laws.

2.9         No Material Adverse Effect. Since the date of the most recent financial statements of the Company included or incorporated by reference in the SEC Documents, there has not been (i) any Material Adverse Effect, or any development that would reasonably be expected to result in a Material Adverse Effect, (ii) any transaction which is material to the Company and the Subsidiaries taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or the Subsidiaries, which is material to the Company and the Subsidiaries taken as a whole, (iv) any material change in the capital stock (other than (A) the grant of additional options or other equity awards under the Company’s equity incentive plans described in the SEC Documents, (B) changes in the number of outstanding Company Common Stock due to the issuance of shares upon the exercise or conversion of securities exercisable for, or convertible into, Company Common Stock described in the SEC Documents, (C) the issuance of Shares pursuant to the ATM Agreement, (D) as a result of the issuance of Shares, (D) any repurchases of capital stock of the Company, (E) as described in the SEC Documents, or (F) otherwise publicly announced) or outstanding long-term indebtedness of the Company or the Subsidiaries or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any Subsidiary, other than in each case above in the ordinary course of business or as otherwise disclosed in the SEC Documents.

2.10       Capitalization. The authorized capital stock of the Company consists, as of January 8, 2024, of (i) 750,000,000 shares of Company Common Stock, of which 281,852,702 shares are issued and outstanding and (ii) 7,000,000 shares of preferred stock, $0.001 par value per share, none of which is issued and outstanding. All of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and conform in all material respects to the description thereof contained in the SEC Documents. Except as described in the SEC Documents and other ordinary course issuances since September 30, 2023 and ATM Sales, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under employee stock option plans disclosed in the SEC Documents (as defined below), (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Subsidiary, or that obligate the Company or any Subsidiary to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under employee stock option plans disclosed in the SEC Documents (as defined below), (iv) no obligations of the Company or any Subsidiary to grant, extend or enter into any subscription, warrant, right, debt, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities.

2.11        No Preferential Rights. (i) No person has the right, contractual or otherwise, to cause the Company to issue or sell to such Person any Company Common Stock or shares of any other capital stock or other securities of the Company (other than upon the exercise of options or other equity awards or warrants to purchase Company Common Stock or upon the exercise of options that may be granted from time to time under the Company’s equity incentive plans or employee stock purchase plans or as inducement awards), (ii) no Person has any preemptive rights, rights of first refusal, or any other rights (whether pursuant to a “poison pill” provision or otherwise) to purchase any Company Common Stock or shares of any other capital stock or other securities of the Company from the Company which have not been duly waived with respect to the offering contemplated hereby, and (iii) no Person has the right, contractual or otherwise, to require the Company to register under the Securities Act any Company Common Stock or shares of any other capital stock or other securities of the Company, except in each case for such rights as have been waived on or prior to the date hereof.

2.12         Accountants. Assure CPA, LLC, who have certified certain financial statements of the Company, are independent public accountants as required by the Securities Act and the rules and regulations of the Commission thereunder.

2.13         Enforceability of Agreements. To the Company’s knowledge, all agreements between the Company and third parties filed as exhibits to documents incorporated by reference into the SEC Documents, other than such agreements that have expired by their terms or whose termination is disclosed in documents filed by the Company on the Interactive Data Electronic Application system when used by the Commission (collectively, “EDGAR”), are, assuming the due authorization, execution and delivery of such agreement by the respective counterparties, legal, valid and binding obligations of the Company and, to the Company’s knowledge, enforceable in accordance with their respective terms, except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and (ii) the indemnification provisions of certain agreements may be limited by federal or state securities laws or public policy considerations in respect thereof, and except for any unenforceability that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

2.14        No Litigation. There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any Subsidiary is a party or to which any of the properties of the Company or any Subsidiary is subject (i) other than proceedings accurately described in all material respects in the SEC Documents and proceedings that would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or (ii) that are required to be described in the SEC Documents and are not so described.

2.15         Licenses and Permits. The Company and the Subsidiaries possess or have obtained, all licenses, certificates, consents, orders, approvals, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign Governmental Authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as currently conducted, as described in the SEC Documents (the “Permits”), except where the failure to possess, obtain or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received written notice of any proceeding relating to revocation or modification of any such Permit or has any reason to believe that such Permit will not be renewed in the ordinary course, except where the failure to obtain any such renewal would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.16         No Material Defaults. Neither the Company nor any Subsidiary has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Company has not filed a report pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of its last Annual Report on Form 10-K, indicating that it (i) has failed to pay any dividend or sinking fund installment on preferred stock or (ii) has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

2.17         Certain Market Activities. Neither the Company, nor any Subsidiary, nor, to the knowledge of the Company, any of their respective directors, officers or controlling persons has taken, directly or indirectly, any action designed, or that has constituted or would cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

2.18         Broker/Dealer Relationships. Neither the Company nor any Subsidiary (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) directly or indirectly through one or more intermediaries, controls or is a “person associated with a member” or “associated person of a member” (within the meaning set forth in the Financial Industry Regulatory Authority (“FINRA”) Manual).

2.19         Taxes. The Company and the Subsidiaries have filed all federal, state, local and foreign tax returns which have been required to be filed and paid all taxes shown thereon through the date hereof, to the extent that such taxes have become due and are not being contested in good faith, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in or contemplated by the SEC Documents, no tax deficiency has been determined adversely to the Company or any Subsidiary which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has no knowledge of any federal, state or other governmental tax deficiency, penalty or assessment which has been or might be asserted or threatened against it which would reasonably be expected to have a Material Adverse Effect.

2.20         Title to Real and Personal Property. The Company and the Subsidiaries have good and valid title in fee simple to all items of real property and good and valid title to all personal property described in the SEC Documents as being owned by them that are material to the businesses of the Company or such Subsidiary, in each case free and clear of all liens, encumbrances and claims, except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries or (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Any real property described in the SEC Documents as being leased by the Company and the Subsidiaries is held by them under valid, existing and enforceable leases, except those that (A) do not materially interfere with the use made or proposed to be made of such property by the Company or the Subsidiaries or (B) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.21        Intellectual Property. To the Company’s knowledge, the Company and the Subsidiaries own or possess adequate enforceable rights to use all patents, patent applications, trademarks (both registered and unregistered), trade names, trademark registrations, service marks, service mark registrations, Internet domain name registrations, copyrights, copyright registrations, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, the “Intellectual Property”), necessary for the conduct of their respective businesses as conducted as of the date hereof, except to the extent that the failure to own or possess adequate rights to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and the Subsidiaries have not received any written notice of any claim of infringement or conflict which asserted Intellectual Property rights of others, which infringement or conflict, if the subject of an unfavorable decision, would reasonably be expected to result in a Material Adverse Effect. There are no pending, or to the Company’s knowledge, threatened judicial proceedings or interference proceedings challenging the Company’s or any Subsidiary’s rights in or to or the validity of the scope of any of the Company’s or its Subsidiaries’ patents, patent applications or proprietary information. To the Company’s knowledge, no other entity or individual has any right or claim in any of the Company’s or any of its Subsidiary’s patents, patent applications or any patent to be issued therefrom by virtue of any contract, license or other agreement entered into between such entity or individual and the Company or any Subsidiary or by any non-contractual obligation, other than by written licenses granted by the Company or any Subsidiary. The Company has not received any written notice of any claim challenging the rights of the Company or its Subsidiaries in or to any Intellectual Property owned, licensed or optioned by the Company or any Subsidiary which claim, if the subject of an unfavorable decision, would reasonably be expected to result in a Material Adverse Effect.

2.22         Compliance with Applicable Laws. The Company has not been advised, and has no reason to believe, that it and each of its Subsidiaries are not conducting business in compliance with all applicable Laws, rules and regulations of the jurisdictions in which it is conducting business, except where failure to be so in compliance would reasonably be expected to not result in a Material Adverse Effect. The Company maintains and periodically reviews written policies and procedures reasonably designed to keep the Company and its employees’ conduct in connection with the Company’s business in compliance in all material respects with those laws, rules and regulations applicable to the Company’s business in the jurisdictions in which it is conducting such business.

2.23        Environmental Laws. The Company and the Subsidiaries (i) are in compliance with any and all applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as described in the SEC Documents; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of any of clauses (i), (ii) or (iii) above, for any such failure to comply or failure to receive required permits, licenses, other approvals or liability as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.24         Disclosure Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not aware of any material weaknesses in its internal control over financial reporting (other than as set forth in the SEC Documents). Since the date of the latest audited financial statements of the Company included in the SEC Documents, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting (other than as set forth in the SEC Documents). The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) that comply with the requirements of the Exchange Act. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of a date within 90 days prior to the filing date of the Form 10-K for the fiscal year most recently ended (such date, the “Evaluation Date”). The Company presented in its Form 10-K for the fiscal year most recently ended the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the most recent Evaluation Date, and the “disclosure controls and procedures” were effective as of the Evaluation Date.

2.25         Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the Commission during the past 12 months. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Exchange Act Rules 13a-15 and 15d-15.

2.26          Labor Disputes. No labor disturbance by or material dispute with employees of the Company or any Subsidiary exists or, to the knowledge of the Company, is threatened which would reasonably be expected to result in a Material Adverse Effect.

2.27         Investment Company Act. Neither the Company nor any Subsidiary is or, after giving effect to the offering and sale of the Shares, will be required to register as an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

2.28        Operations. The operations of the Company and the Subsidiaries are and have been since January 1, 2023 conducted in compliance in all material respects with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions to which the Company or the Subsidiaries are subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority having jurisdiction over the Company (collectively, the “Money Laundering Laws”), except where the failure to be in such compliance would reasonably be expected to not result in a Material Adverse Effect; and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

2.29         Off-Balance Sheet Arrangements. There are no transactions, arrangements and other relationships between and/or among the Company, and/or, to the knowledge of the Company, any of its affiliates and any unconsolidated entity, including, but not limited to, any structured finance, special purpose or limited purpose entity (each, an “Off Balance Sheet Transaction”) that would affect materially the Company’s liquidity or the availability of or requirements for its capital resources, including those Off Balance Sheet Transactions described in the Commission’s Statement about Management’s Discussion and Analysis of Financial Conditions and Results of Operations (Release Nos. 33-8056; 34-45321; FR-61), required to be described in the SEC Documents which have not been described as required.

2.30         ERISA. To the knowledge of the Company, (i) each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and the Subsidiaries has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to the Company with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and (iii) for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) equals or exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions, other than, in the case of (i), (ii) and (iii) above, as would not reasonably be expected to have a Material Adverse Effect.

2.31          Insurance. The Company and the Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as the Company and the Subsidiaries reasonably believe are adequate for the conduct of their business.

2.32         No Improper Practices. (i) Neither the Company nor, to the Company’s knowledge, the Subsidiaries, nor to the Company’s knowledge, any of their respective executive officers has, in the past five years, made any unlawful contributions to any candidate for any political office (or failed fully to disclose any contribution in violation of law) or made any contribution or other payment to any official of, or candidate for, any federal, state, municipal, or foreign office or other person charged with similar public or quasi-public duty in violation of any law or of the character required to be disclosed in the SEC Documents; (ii) no relationship, direct or indirect, exists between or among the Company or, to the Company’s knowledge, the Subsidiaries or any affiliate of any of them, on the one hand, and to the Company’s knowledge the directors, officers and stockholders of the Company or the Subsidiaries, on the other hand, that is required by the Securities Act to be described in the SEC Documents that is not so described; (iii) no relationship, direct or indirect, exists between or among the Company or the Subsidiaries or any affiliate of them, on the one hand, and to the Company’s knowledge the directors, officers, stockholders or directors of the Company or the Subsidiaries, on the other hand, that is required by the rules of FINRA to be described in the SEC Documents that is not so described; (iv) there are no material outstanding loans or advances or material guarantees of indebtedness by the Company or, to the Company’s knowledge, the Subsidiaries to or for the benefit of any of their respective officers or directors or any of the members of the families of any of them; and (v) the Company has not offered, or caused any placement agent to offer, Company Common Stock to any person with the intent to influence unlawfully (A) a customer or supplier of the Company or the Subsidiaries to alter the customer’s or supplier’s level or type of business with the Company or the Subsidiaries or (B) a trade journalist or publication to write or publish favorable information about the Company or the Subsidiaries or any of their respective products or services, and, (vi) neither the Company nor the Subsidiaries nor, to the Company’s knowledge, any employee or agent of the Company or the Subsidiaries has made any payment of funds of the Company or the Subsidiaries or received or retained any funds in violation of any law, rule or regulation (including, without limitation, the Foreign Corrupt Practices Act of 1977), which payment, receipt or retention of funds is of a character required to be disclosed in the SEC Documents.

2.33         OFAC.

  (a)         Neither the Company nor any Subsidiary (collectively, the “Entity”) nor, to the Company’s knowledge, any director, officer, employee, agent, affiliate or representative of the Entity, is a government, individual, or entity (in this Section 2.33, “Person”) that is, or is owned or controlled by a Person that is: (a) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor (b) located, organized or resident in a country or territory that is the subject of Sanctions.

  (b)         The Entity will not, directly or indirectly, knowingly use the proceeds of the offering, or knowingly lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (a) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

  (c)          The Entity represents and covenants that, except as detailed in the SEC Documents, for the past 5 years, it has not knowingly engaged in and is not now knowingly engaged in any dealing or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

2.34          IT Systems. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i)(x) to the knowledge of the Company, there has been no security breach or other compromise of any Company’s information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company has not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; (ii) the Company is presently in material compliance with all applicable Laws or Governmental Authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) the Company has implemented backup and disaster recovery technology consistent with industry standards and practices.

2.35        Regulatory Authorizations. The Company: (i) has operated and currently operates its business in compliance in all material respects with all applicable Health Care Laws (as defined below) and any other applicable requirements of the Food and Drug Administration (“FDA”), the Department of Health and Human Services (“HHS”) and any comparable foreign or other regulatory authority to which they are subject (collectively, the “Applicable Regulatory Authorities”) applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any of the Company’s product candidates; (ii) has not received any FDA Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or Governmental Authority alleging or asserting non-compliance with (A) any Health Care Laws or (B) or any licenses, certificates, approvals, clearances, exemptions, registrations, authorizations, permits and supplements or amendments thereto required by any such Health Care Laws (“Regulatory Authorizations”); (iii) possesses all Regulatory Authorizations required to conduct its business as currently conducted and such Regulatory Authorizations are valid and in full force and effect and the Company is not in violation, in any material respect, of any term of any such Regulatory Authorizations; (iv) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the Applicable Regulatory Authorities or any other third party alleging that any product operation or activity is in material violation of any Health Care Laws or Regulatory Authorizations and has no knowledge that the Applicable Regulatory Authorities or any other third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (v) has not received notice that any of the Applicable Regulatory Authorities has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Regulatory Authorizations and has no knowledge that any of the Applicable Regulatory Authorities is considering such action; (vi) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws or Regulatory Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were materially corrected or supplemented by a subsequent submission); (vii) is not a party to or have any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Applicable Regulatory Authority; and (viii) along with its employees, officers and directors, and, to the Company’s knowledge, agents, has not been excluded, suspended or debarred from participation in any government health care program or human clinical research or, to the knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

2.36          Manufacturing Facilities. To the Company’s knowledge, the manufacturing facilities and operations of its suppliers are operated in compliance in all material respects with all applicable statutes, rules, regulations and policies of the Applicable Regulatory Authorities.

2.37         Company Trials. Except as otherwise described in the SEC Documents, none of the Company’s product candidates have received marketing approval from any Applicable Regulatory Authority. All clinical and pre-clinical studies and trials conducted by or on behalf of or sponsored by the Company, or in which the Company has participated with respect to the Company’s product candidates, including without limitation any such studies and trials that are described in the SEC Documents, or the results of which are referred to in the SEC Documents, as applicable (collectively, “Company Trials”), were, and if still pending are, being conducted in all material respects in accordance with all applicable Health Care Laws, standard medical and scientific research procedures and any applicable rules, regulations and policies of the jurisdiction in which such trials and studies are being conducted; the descriptions in the SEC Documents of the results of any Company Trials are accurate and complete descriptions in all material respects and fairly present the data derived therefrom; the Company has no knowledge of any other studies or trials not described in the SEC Documents, the results of which are inconsistent with or call into question the results described or referred to in the SEC Documents; the Company has operated at all times and is currently in compliance in all material respects with all applicable Health Care Laws; the Company has not received, and the Company has no knowledge after due inquiry that any of its collaboration partners have received, any written notices, correspondence or other communications from the Applicable Regulatory Authorities or any other Governmental Authority requiring or threatening the termination, material modification or suspension of Company Trials, other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies or trials, and, to the Company’s knowledge, there are no reasonable grounds for the same. No investigational new drug application or comparable submission filed by or on behalf of the Company with the FDA has been terminated or suspended by the FDA or any other Applicable Regulatory Authority. The Company has obtained (or caused to be obtained) informed consent by or on behalf of each human subject who participated in a Company Trial. In using or disclosing patient information received by the Company in connection with a Company Trial, the Company has complied in all material respects with all applicable laws and regulatory rules or requirements, including, without limitation, HIPAA and the rules and regulations thereunder. To the Company’s knowledge, none of the Company Trials involved any investigator who has been disqualified as a clinical investigator or has been found by the FDA to have engaged in scientific misconduct.

2.38          Private Placement. Assuming the accuracy of the Investor’s representations and warranties set forth in Article III hereof, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising (as such terms are defined in Regulation D under the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. No disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s Knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) under the Securities Act is applicable. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1) under the Securities Act.

2.39        No Integrated Offering. The Company shall not, directly or indirectly, sell, offer for sale or solicit offers to buy or otherwise negotiate (and has not done any of the foregoing) in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares or that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of NYSE such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

2.40    .     Takeover Statutes. The Board has approved this Agreement and the consummation of the transactions contemplated hereby and such approval represents all the actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement and the transactions contemplated hereby. No other takeover statute or similar Law applies to this Agreement or the transactions contemplated hereby.

2.41          Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article III or in any other Transaction Document, the Company acknowledges that neither the Investor nor any of its Affiliates has made or is making any representation or warranty of any kind, express or implied, at law or in equity, including with respect to it or any of its Subsidiaries or any of their respective businesses, assets, liabilities, condition (financial or otherwise), prospects or operations, or otherwise, and any such other representations and warranties are hereby expressly disclaimed by the Investor.

ARTICLE III
    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR

The Investor hereby represents and warrants to the Company the following as of the date hereof and the Closing Date as follows:

3.1         Authorization and Power. The Investor has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Shares being sold to it hereunder. The execution, delivery and performance of this Agreement by the Investor and the consummation by it of the Transactions have been duly authorized by all necessary corporate action, and no further consent or authorization of the Investor or its board of directors, stockholders or other governing body is required. When executed and delivered by the Investor, this Agreement shall constitute a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

3.2          No Conflict. The execution, delivery and performance of the Transaction Documents by the Investor and the consummation by the Investor of the Transactions do not and will not (i) violate any provision of the Investor’s charter or organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party or by which the Investor’s properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Investor or by which any property or asset of the Investor are bound or affected, except, in the case of clauses (ii) and (iii) for such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations under this Agreement and the other Transaction Documents, including the purchase of the Shares, or to consummate the Transactions.

3.3          Investor Sophistication; Accredited Investor. The Investor (i) is an “accredited investor” pursuant to Rule 501 of Regulation D under the Securities Act; (ii) is acquiring the Shares for its own account for investment only and with no present intention of distributing any of the Shares or any arrangement or understanding with any other Persons regarding the distribution of the Shares; (iii) has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Shares; (iv) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire to take a pledge of) any of the Shares except in compliance with the Securities Act and applicable state securities laws; (v) understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares; (vi) understands that its investment in the Shares involves a significant degree of risk, including a risk of total loss of the Investor’s investment (provided that such acknowledgment in no way diminishes the representations, warranties and covenants made by the Company hereunder); and (vii) understands that no Governmental Authority has passed upon or made any recommendation or endorsement of the Shares.

3.4          Private Placement. The Investor acknowledges that the Shares are being offered in a transaction not involving a public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor in a transaction subject to the registration requirements of the Securities Act absent an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 promulgated thereunder.

3.5            Ownership of Capital Stock. The Investor and its Affiliates beneficially own no shares of capital stock of the Company as of the date hereof.

3.6            Stock Legends. The Investor acknowledges that certificates or book-entry credits evidencing the Shares shall bear a restrictive legend in substantially the following form (and including related stock transfer instructions and record notations), in addition to any other legend required by Law or by the “blue sky” laws of any state:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE RULES AND REGULATIONS THEREUNDER, THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO THE SECURITIES OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

3.7          No General Solicitation; Pre-Existing Relationship. The Investor is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement (as defined in Regulation D under the Securities Act). The Investor also represents that the Investor was contacted regarding the sale of the Shares by the Company (or a representative of the Company) and the Shares were offered to the Investor solely by direct contact between the Investor and the Company (or an authorized representative of the Company). The Investor did not become aware of this offering of Shares, nor were the Shares offered to the Investor, by any other means.

3.8           Purchase Entirely for Own Account. The Shares to be received by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to the Investor’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Shares for any period of time.

3.9           Experience of the Investor. The Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Investor is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

3.10          No Rule 506 Disqualifying Activities. Neither the Investor nor any Person or entity with whom the Investor will share beneficial ownership of the Shares is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i)-(viii) under the Securities Act.

3.11          Brokers and Finders. Except for Jefferies Group LLC, the Investor has not employed any broker or finder in connection with the Transactions.

3.12         Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article II or in any other Transaction Document, the Investor acknowledges that neither the Company nor any of its Affiliates has made or is making any representation or warranty of any kind, express or implied, at law or in equity, including with respect to it or any of its Subsidiaries or any of their respective businesses, assets, liabilities, condition (financial or otherwise), prospects or operations, or otherwise, and any such other representations and warranties are hereby expressly disclaimed by the Company.

ARTICLE IV
    COVENANTS OF THE PARTIES

4.1           Board Observer. From and after the Closing, the Investor shall have the right (but not the obligation) to designate one (1) individual reasonably acceptable to the Company as an observer to the Company’s Board (the “Board Observer”). The Board Observer and the Company shall enter into a customary board observer agreement providing for the treatment of confidential information and other terms reasonably acceptable to the Company, the Board Observer and the Investor. The Company shall provide an initial proposed draft of such board observer agreement as promptly as practicable after the date hereof. The Board Observer may, at his or her option, attend any or all meetings of the Company’s Board (or any portion thereof) in a nonvoting observer capacity and, in this respect, the Company shall give the Board Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors, except that the Board Observer may be excluded from access to any material, meeting or portion thereof (a) if the Company reasonably believes that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and its counsel, (b) if such materials or discussions relate to the business or contractual relationship with Investor or its Affiliates or would reasonably be expected to impair the Company’s ability to enforce its rights under the Transaction Documents or any other agreements entered into pursuant to the Transaction Documents (provided, that this clause (b) is not intended to, and will not, exclude the Board Observer from discussions or materials regarding the development activities undertaken pursuant to the Option Agreement), (c) to avoid a bona fide conflict of interest between the Company and the Board Observer or the Investor, (d) if such materials or discussions would result in the disclosure of trade secrets to the Board Observer (other than trade secrets for which Investor would otherwise have access to in connection with the transactions contemplated by the Option Agreement), or (e) if such materials or discussions relate to a potential or actual transaction involving a Change of Control of the Company with the Investor or a third party. The Board Observer shall not have voting rights or fiduciary obligations to the Company or its stockholders, or be entitled to receive any compensation or reimbursement of expenses in his or her capacity as Board Observer. The right for Investor to designate a Board Observer will terminate upon the earliest to occur of (a) the consummation of a Change of Control of the Company pursuant to clauses (a) or (b) of the definition thereof and (b) the later of (i) the end of the Option Tail Period under the Option Agreement, and (ii) the first date on which (A) Investor and its Affiliates beneficially own less than [***]% of the Company’s outstanding shares of Company Common Stock for a period of [***] or (B) the Investor no longer holds at least [***]% of that number of Shares purchased in that Qualified Transaction (appropriately adjusted from time to time for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction). Investor may remove or replace the Board Observer at any time upon advance written notice to the Company; provided, that such replacement Board Observer is reasonably acceptable to the Company and such replacement Board Observer agrees to hold in confidence and not use any information so provided pursuant to the terms of a board observer agreement in the same form or substantially similar form entered into by the prior Board Observer to be executed by such replacement Board Observer.

4.2           Information Rights. For so long as the Investor is entitled to designate a Board Observer under Section 4.1, the Company shall provide to the Investor reasonable access, to the extent reasonably requested by the Investor, to the Company’s and its Subsidiaries’ offices, properties, books and records, and to discuss their affairs, finances and matters related to capital structure and financing with its and their officers, all upon reasonable notice and at reasonable times at the Company’s principal place of business; provided that any access pursuant to this Section 4.2 shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company; provided, further, that the Company shall not (i) be obligated pursuant to this Section 4.2 to provide access to any information the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; (ii) be obligated pursuant to this Section 4.2 to provide access or share any information or materials in connection with the same if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to result in the disclosure of trade secrets or competitively sensitive information (other than such information that Investor would otherwise have access to in connection with the transactions contemplated by the Option Agreement) or (iii) be required to violate any obligation of confidentiality, order or applicable Law to which it or its Subsidiaries is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 4.2; provided, further, that (A) the Company may not enter into any obligation of confidentiality or otherwise for the primary purpose of avoiding disclosure under this Section 4.2 and (B) the Company shall give notice to Investor of the fact that it is withholding such information or documents and inform the Investor of the general nature of the information being withheld and thereafter the Company shall reasonably cooperate with Investor to provide such information (or as much of it as possible) in a manner that would not cause the results set forth in clauses (i) through (iii) of the foregoing proviso to occur. All information rights shall be subject to the applicable confidentiality and non-use restrictions set forth in agreements entered into between the Company and the Investor, including the Confidentiality Agreement.

4.3           Public Disclosure. Subject to the provisions of the Option Agreement, the Investor and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Investor and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form agreed to by the parties hereto on or prior to the date hereof (the “Announcement”). Notwithstanding the forgoing, this Section 4.3 shall not apply to any press release or other public statement made by the Company or the Investor (a) which is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement, (b) is made in the ordinary course of business and does not relate specifically to the Transactions or (c) is consistent with the terms and conditions of the Transaction Documents that are publicly disclosed by the Company or the Investor (without any violation of this Agreement). Notwithstanding the foregoing, (i) this Section 4.3 shall not prohibit any disclosure of information concerning this Agreement or the other Transaction Documents in connection with any dispute between the parties hereto regarding this Agreement or the other Transaction Documents and (ii) either party hereto may, without consulting the other party hereto, provide ordinary course communications regarding this Agreement and the Transactions to its existing or prospective direct or indirect general and limited partners, equityholders, financing sources, members, managers and investors of any Affiliates of such Person, in the ordinary course of business (in the case of information that is not otherwise publicly disclosed, on a confidential basis).

4.4          Registration Rights Agreement. The parties shall cooperate in good faith to negotiate and enter into a registration rights agreement (the “Registration Rights Agreement”), the effectiveness of which shall be conditioned on the occurrence of the Closing, as promptly as reasonably practicable following the date hereof (and in any event prior to the Closing) on customary terms, obligating the Company to file a registration statement with Commission to register the Shares for resale.

4.5           Standstill. Except as expressly permitted by this Agreement or the Option Agreement (including, for the avoidance of doubt, any required filings with the Commission in connection therewith), or the Asset Purchase Agreement, the Investor agrees that during the Standstill Period, without the prior written approval of the Board, the Investor will not, directly or indirectly, and will cause its controlled Affiliates not to:

  (a)         make, effect, initiate, cause or in any way participate in or knowingly encourage (i) any acquisition of beneficial ownership of any securities of the Company or any securities (including derivatives thereof) of any Subsidiary or other Affiliate of the Company other than (A) the securities to be acquired from the Company pursuant to this Agreement or any other agreement entered into between the Company and Investor pursuant to this Agreement or (B) any such acquisition that would result in the Investor and its Affiliates beneficially owning 19.99% or less of the Company’s voting power then outstanding, (ii) any acquisition of any assets of the Company or any assets of any subsidiary, division or other affiliate of the Company, or (iii) any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the Commission, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal or action by the Company’s stockholders, or seek election to or to place a representative on the Board or seek the removal of any director from the Board;

  (b)           publicly propose, offer, seek or indicate an interest in (in each case, with or without conditions) any merger or business combination, tender or exchange offer, recapitalization, restructuring, liquidation, dissolution, reorganization or purchase of a material portion of the assets, properties or securities of the Company or any Subsidiary, or any other extraordinary transaction involving the Company or any Subsidiary or any of their respective securities or assets; or

  (c)           contest the validity of this Section 4.5;

  (d)           form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the Company or any subsidiary of the Company;

  (e)           act, alone or in connection with others, to seek to control the management, board of directors or policies of the Company;

  (f)            take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clauses (a) or (b) of this section;

  (g)           agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clauses (a) through (f) of this section;

  (h)           knowingly assist, knowingly induce or knowingly encourage any other Person to take any action of the type referred to in clauses (a) through (g) of this section; or

  (i)            publicly request or propose (either directly or indirectly) that the Company or any of the Company’s representatives amend, waive or consider the amendment or waiver of any provision set forth in this Agreement (including this clause (j));

provided, however, that nothing in this Section 4.5 will limit the Investor’s ability to (x) vote, transfer, or otherwise exercise rights under, the Shares or (y) communicate, on a confidential basis, with its Affiliates and its and their officers, directors, attorneys, accountants and financial advisors; provided, further that notwithstanding anything to the contrary in this Section 4.5, the Investor and its Affiliates may at any time communicate privately with the Company’s Chief Executive Officer or Chief Financial Officer or submit to the Board (through the Chief Executive Officer, who shall circulate to the Board within [***]) one or more confidential proposals or offers for a transaction (including a transaction that, if consummated, would result in a Change of Control); provided, further that the Investor and the Company hereby agree that from and after the date hereof this Section 4.5 will supersede Section 3(b) (Protections) of the Confidentiality Agreement in all respects and Section 3(b) (Protections) of the Confidentiality Agreement shall terminate in full.

4.6          State Securities Laws. Promptly following the date hereof, the Company shall use its reasonable best efforts to (a) make all filings with the Commission under the Securities Act and Exchange Act related to the execution of the Transaction Documents and the consummation of the Transactions in the time periods required by (including any extensions permitted by) the Securities Act and Exchange Act, as applicable, (b) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Shares and (c) cause such authorization, approval, permit or qualification to be effective as of the Closing.

ARTICLE V
    PARTICIPATION RIGHTS

5.1           Generally. In the event that, at any time after the date hereof, the Company or its Subsidiaries makes any public or non-public offering of any capital stock of, other equity or voting interests in, or equity-linked securities of, the Company or its Subsidiaries or any securities that are convertible or exchangeable into (or exercisable for) capital stock of, other equity or voting interests in, or equity-linked securities of, the Company, including, for the purposes of this Article V, warrants, options or other such rights (any such security, a “New Security”) (other than (1) issuances of any securities pursuant to an employee stock option plan, equity incentive plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement, (2) issuances of any securities pursuant to inducement awards issued pursuant to applicable NYSE rules, (3) issuances of securities upon the exercise, conversion, exchange or settlement of options, warrants or other equity linked securities of the Company (x) outstanding as of the date hereof, (y) otherwise issued in the ordinary course of business as compensation for the Company’s employees, directors, consultants or service providers or (z) to the extent the Company offered such options, warrants or equity linked securities to Investor pursuant to Article V, (4) issuances of securities to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to an equipment leasing or real property leasing transaction approved by the Company’s Board (with aggregate issuances pursuant to this clause (4) not to exceed [***]% of the outstanding shares of Company Common Stock as of the date hereof), (5) issuances of any securities issued as a result of a pro rata stock split, stock dividend, spin-off, reclassification or reorganization or similar pro rata event, (6) shares of a Subsidiary of the Company issued to the Company or a wholly owned Subsidiary of the Company), (7) issuances made as consideration for any bona fide acquisition (by sale, merger in which the Company is the surviving corporation, or otherwise) by the Company of equity in, or non-cash assets of, another Person, business unit, division or business, (8) issuances of any shares of Company Common Stock pursuant to at-the-market programs, including pursuant to that certain At Market Issuance Sales Agreement, dated November 17, 2023, by and among the Company, Oppenheimer & Co. Inc., B. Riley Securities, Inc. and Jones Trading Institutional Services LLC (“ATM Sales” and such agreements, the “ATM Agreements”), (9) issuances of securities in connection with the first Qualified Transaction consummated after the date hereof and (10) public or private offerings in which Investor participates in an amount necessary to maintain its Pro Rata Portion (clauses (1) through (10) are collectively referred to herein as “Excluded Issuances”), then the Investor shall be afforded the opportunity to acquire from the Company up to its Pro Rata Portion (as defined below) (or, if the Investor so requests and the Company consents, more than its Pro Rata Portion) of such New Securities for the same price and on the same terms as that offered to the other Investors of such New Securities; provided, that the Investor shall not be entitled to acquire the portion of New Securities pursuant to this Article V to the extent the issuance of such portion of New Securities to the Investor would require approval of the stockholders of the Company as a result of the Investor status, if applicable, as an Affiliate of the Company or pursuant to the rules and listing standards of NYSE until the Company obtains such approval, and the Company shall use reasonable best efforts to obtain such approval as promptly as practicable.

5.2          Calculation of Pro Rata Portion. Subject to the foregoing proviso in Section 5.1, the maximum amount of New Securities that Investor shall be entitled (but not obligated) to purchase in the aggregate (absent the Company’s consent) shall be determined by multiplying (1) the total number of such offered shares of New Securities by (2) a fraction, the numerator of which is the number of shares of Company Common Stock held by the Investor and its Affiliates, as of such date (or, if the Investor does not own any shares of Company Common Stock as of such date, clause (a) of the definition of the Purchased Shares Number, calculated using the anticipated public offering price in such offering), and the denominator of which is the aggregate number of shares of Company Common Stock outstanding as of such date (the “Pro Rata Portion”); provided that, the Investor shall be entitled to purchase an amount greater than its Pro Rata Portion, subject to the consent of the Company. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents and for the avoidance of doubt, no shares of Company Common Stock or other securities will be issued by the Company to the Investor or its Attribution Parties to the extent that such issuance pursuant to this Article V would result in the Investor or its Attribution Parties beneficially owning in excess of 19.99% of the then-outstanding shares of Common Stock on a post-transaction basis or otherwise require stockholder approval under NYSE rules on the basis that such issuance would result in a change of control, unless mutually agreed upon by the Parties, in which case such issuance shall be subject to stockholder approval if required by NYSE.

5.3         Participation Rights Notices and Procedures. If the Company proposes to offer New Securities, it shall give the Investor written notice of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other material terms and timing upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) at least three (3) Business Days prior to such issuance (or, in the case of a registered public offering, at least three (3) Business Days prior to the commencement of such registered public offering) (provided, that to the extent the terms of such offering cannot reasonably be provided three (3) Business Days prior to such issuance, notice of such terms may be given as promptly as reasonably practicable but in any event one (1) Business Day prior to such issuance). The Company may provide such notice to the Investor on a confidential basis prior to public disclosure of such offering. Other than in the case of a registered public offering, the Investor may notify the Company in writing at any time on or prior to the second Business Day immediately preceding the date of such issuance (or, if notice of all such terms has not been given prior to the second Business Day immediately preceding the date of such issuance, at any time prior to such issuance) whether the Investor will exercise such participation rights and as to the amount of New Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 5.2, unless the Investor requests and the Company consents to more. In the case of a registered public offering, the Investor shall notify the Company in writing at any time within one (1) Business Day after Investor’s receipt of the participation rights notice from the Company immediately preceding the date of commencement of such registered public offering (or, if notice of all such terms has not been given prior to the second Business Day immediately preceding the date of commencement of such registered public offering, at any time prior to the date of commencement of such registered public offering) whether the Investor will exercise such participation rights and as to the amount of New Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 5.2. Such notice to the Company shall constitute a binding commitment by the Investor to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. Subject to receipt of the requisite notice of such issuance by the Company, the failure of the Investor to respond prior to the time a response is required pursuant to this Section 5.3 shall be deemed to be a waiver of the Investor’s purchase rights under this Article V only with respect to the offering described in the applicable notice.

5.4          Purchase of New Securities. Other than in the case of a registered public offering in which the Investor participates in the same manner as the other purchasers in such offering (in which case, for the avoidance of doubt (but without limitation of the notice requirements of Section 5.3), the participation rights in this Article V shall not apply), the Investor shall purchase the New Securities that it has elected to purchase under this Article V concurrently with the related issuance of such New Securities by the Company (subject to the receipt of any required approvals); provided, that if such related issuance is prior to the 20th Business Day following the date on which the Investor has notified the Company that it has elected to purchase New Securities pursuant to this Article V, then the Investor shall purchase such New Securities within 20 Business Days following the date of the related issuance. If the proposed issuance by the Company of securities which gave rise to the exercise by the Investor of its participation rights pursuant to this Article V shall be terminated or abandoned by the Company without the issuance of any New Securities, then the purchase rights of the Investor pursuant to this Article V shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the Investor in respect thereof shall be promptly refunded in full. Other than in the case of a registered public offering in which the Investor participates in the same manner as the other purchasers in such offering, (a) the Company shall, and shall use commercially reasonable efforts to cause its representatives to, reasonably cooperate with the Investor in connection with the Investor’s purchase of New Securities, including negotiating and entering into customary definitive documentation with the Investor in connection therewith (including, in the case of a private placement, an investment agreement and registration rights agreement on terms reasonably acceptable to the Investor) and (b) any offer or sale made pursuant to this Article V shall be made without registration under the Securities Act pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder as a transaction not involving a public offering.

5.5           Consideration Other than Cash. In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board in good faith; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

5.6          Miscellaneous. The election by the Investor to not exercise its participation rights under this Article V in any one instance shall not affect its rights as to any subsequent proposed issuance. The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor’s rights pursuant to this Article V, including securing any required approvals or consents. The covenants set forth in this Article V shall apply from and after the date of this Agreement and shall terminate and be of no further force or effect at such time as Investor is no longer entitled to designate a Board Observer under Section 4.1.

5.7          ATM Sales. With respect to ATM Sales, within ten (10) Business Days of the end of a fiscal quarter in which the Company issued shares of Company Common Stock pursuant to the ATM Agreements (the “Applicable Quarter”), the Company shall provide written notice to the Investor specifying the number of shares of Company Common Stock issued during the Applicable Quarter pursuant to the ATM Agreements (the “ATM Issued Shares”) and the average price per share received by the Company before commissions (the “ATM Average Price”). Investor shall have seven (7) Business Days from the giving of such notice to agree to purchase all or a portion of its Pro Rata Portion of the ATM Issued Shares and shall deliver a written notice to the Company no later than the conclusion of such seven (7)-Business Day period, specifying how many shares of Company Common Stock it elects to purchase (an “ATM Purchase Notice”); provided that in no event shall the Investor deliver more than two ATM Purchase Notices per calendar year. On the date that is five (5) Business Days following delivery by Investor to the Company of an ATM Purchase Notice, the Company shall issue the number of shares specified in the ATM Purchase Notice to the Investor and the Investor shall pay to the Company an amount equal to the number of shares purchased multiplied by the ATM Average Price for such prior quarter. For purposes of this Section 5.7, Pro Rata Portion shall be determined as of the first day of the Applicable Quarter. Notwithstanding anything in this Agreement to the contrary, the total number of securities that the Investor has right to purchase pursuant to this Section 5.7 shall be limited to shares of Company Common Stock equal to 19.99% of the Company’s outstanding shares of Company Common Stock as of immediately prior to the ATM Purchase Notice or such lesser number as required by NYSE, unless, if required by NYSE, Company stockholder approval is obtained in accordance with applicable law, the Company’s organizational documents and stock exchange rules to issue more than such amount.

5.8          NYSE Stockholder Approval Requirement. In connection with Investor’s exercise of its rights under this Article V and for so long as the Company Common Stock are listed for trading on NYSE, both Investor and the Company will comply with applicable NYSE rules including shareholder approval, if required, and the applicable rule of such other stock exchanges in the event the Company Common Stock is listed on an national securities exchange other than NYSE.

ARTICLE VI
CONDITIONS

6.1           Conditions to the Obligations of the Company and the Investor. The respective obligations of each of the Company and the Investor to effect the Closing is subject to the satisfaction (or to the extent permitted by applicable Law, waiver) at or prior to the Closing of the following condition:

  (a)         No Restraint; Absence of Litigation. No preliminary or permanent injunction or other binding order, decree or ruling issued by a Governmental Authority shall be in effect that shall have the effect of preventing the consummation of the transactions contemplated by this Agreement (each, a “Restraint”).

6.2           Conditions to the Obligations of the Investor. The obligation of the Investor to effect the Closing is subject to the satisfaction (or to the extent permitted by applicable Law, waiver) of each of the following conditions at or before the Closing:

  (a)        Representations and Warranties. The representations and warranties made by the Company in Article II shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality, “Material Adverse Effect” or similar qualifiers, in all respects) as of the date hereof and as of Closing Date as if made at such date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality, “Material Adverse Effect” or similar qualifiers, in all respects) as of such other date.

  (b)         Covenants. All covenants and agreements contained in this Agreement or the Option Agreement to be performed or complied with by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

  (c)         NYSE Qualification. The NYSE shall have raised no objection to the consummation of the transactions contemplated by this Agreement or the issuance of the Shares to the Investor in the absence of stockholder approval of such transactions. There are no delisting proceedings with respect to the Company Common Stock from the NYSE.

  (d)         No Material Adverse Effect. No Material Adverse Effect shall have occurred or be existing as of the Closing.

  (e)         Absence of Litigation. No suit, action, or proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the transactions contemplated by this Agreement, or any action that would reasonably be expected to have the effect of prohibiting, altering, preventing or materially delaying the Transactions contemplated by this Agreement, will have been instituted or be pending before any Governmental Authority.

  (f)          Registration Rights Agreement. The Company and the Investor shall have entered into a registration rights agreement with respect to the Shares on terms reasonably acceptable to the parties.

  (g)         Option Agreement. The Option Agreement shall remain in full force and effect in accordance with its terms (unless terminated by mutual written agreement of the Company and the Investor).

  (h)         Solvency. No Person has commenced any proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law and the Company is not insolvent.

  (i)          Qualified Transaction. A Qualified Transaction shall have been consummated or will be consummated substantially concurrently with the Closing.

6.3           Conditions to the Obligations of the Company. The obligation of the Company to effect the Closing is subject to the satisfaction (or to the extent permitted by applicable Law, waiver) of each of the following conditions at or before the Closing:

  (a)        Representations and Warranties. The representations and warranties made by the Investor in Article III shall be true and correct in all material respects as of the date hereof and as of Closing Date as if made at such date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date, except in each case where the failure of such representations and warranties to be true and correct in all material respects would not reasonably be expected to have a material adverse effect on the Investor’s ability to timely consummate the Closing or perform its obligations under this Agreement in all material respects.

  (b)         Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing shall have been performed or complied with in all material respects.

ARTICLE VII
TERMINATION

7.1           Termination. This Agreement may be terminated only as follows:

  (a)         By mutual written consent of the parties;

  (b)         By the Investor, if a Qualified Transaction is not completed on or prior to [***];

  (c)         By either party, if a Restraint shall be in effect and shall have become final and nonappealable prior to the Closing; provided that no party may terminate this Agreement pursuant to this Section 7.1(c) if its failure to perform its obligations under this Agreement or the Option Agreement was a principal cause of such Restraint being imposed;

 (d)        By the Investor, if the Company is in material breach of its representations, warranties or obligations under the Option Agreement or this Agreement and such breach (if capable of being cured) is not cured within [***] of the Company being notified thereof; provided that the Investor is not then in material breach of its representations, warranties or obligations under the Option Agreement or this Agreement; and

  (e)        By the Company, if the Investor is in material breach of its representations, warranties or obligations under this Agreement and such breach (if capable of being cured) is not cured [***] of the Investor being notified thereof; provided that the Company is not then in material breach of its representations, warranties or obligations under the Option Agreement or this Agreement.

7.2          Effect of Termination. Any termination of this Agreement shall be effective upon delivery of written notice thereof to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.2 and Article VIII, all of which shall survive termination of this Agreement, with no liability on the part of the Investor or the Company in connection with this Agreement), except that no such termination shall relieve any party hereto from liability for damages to another party resulting from a knowing and intention breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination or from intentional fraud.

ARTICLE VIII
MISCELLANEOUS

8.1           Survival. Unless otherwise set forth in this Agreement, the representations, warranties, covenants and agreements (including those relating to the Board Observer and any obligation of indemnification) of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and the delivery of this Agreement and the Closing.

8.2          No Finder’s Fees. The Company agrees to indemnify and to hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of such Transactions (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.3           Fees and Expenses. Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

8.4           Entire Agreement. The Transaction Documents, together with the schedules, annexes and exhibits thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, annexes, exhibits and schedules; provided, however, that, subject to Section 4.5, any confidentiality agreements previously entered into between the Company and the Investor, including the Confidentiality Agreement, shall remain in full force and effect in accordance with their terms.

8.5          Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section (if any) prior to 5:00 p.m. (New York City time) on a Business Day (so long as no message of non-delivery is received from the Company or Investor recipient thereof), (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section (if any) on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day (so long as no message of non-delivery is received from the Company or Investor recipient thereof), (c) the Business Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses and email addresses for such notices and communications are those set forth below, or such other address or email as may be designated in writing hereafter, in the same manner, by any such Person:

If to the Company:	Perspective Therapeutics, Inc.
2401 Elliott Avenue, Suite 320
Seattle, WA 98121
Attention: Johan (Thijs) Spoor, Chief Executive Officer
Email: [***]

with copies (which copies	Hogan Lovells US LLP
shall not constitute notice	609 Main Street, Suite 4200
to the Company) to:	Houston, TX 77002
Attention: Andrew L. Strong; Stephen M. Nicolai
Email: andrew.strong@hoganlovells.com; stephen.nicolai@hoganlovells.com

If to the Investor:	Lantheus Holdings, Inc.
201 Burlington Road South Building
Bedford, MA 01730
Attention: Daniel Niedzwiecki, Chief Administrative Officer and General Counsel
Email: [***]

with copies (which copies	Cooley LLP
shall not constitute notice	55 Hudson Yards
to the Investor) to:	New York, New York 10001
Attention: Divakar Gupta; Bill Roegge
Email: dgupta@cooley.com; broegge@cooley.com

8.6          Amendments; Waivers. This Agreement and any term hereof may be amended, terminated or waived only with the written consent of the Company and the Investor. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

8.7          Construction. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be constructed to have the same meaning and affect as the word “shall”. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Company Common Stock is listed on a national securities exchange other than the NYSE, all references herein to NYSE shall be deemed to be references to such other national securities exchange. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day). The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

8.8          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Investor may assign (whether by operation of law or otherwise) this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto; provided that the Investor may assign its rights under this Agreement to any of its Affiliates.

8.9          Persons Entitled to Benefit of Agreement. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.10        Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, may occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.11 without bond or proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 8.10), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.10 shall not be required to provide any bond or other security in connection with any such order or injunction.

8.11        Governing Law; Jurisdiction. This Agreement (and all claims, controversies and causes of action arising under, in connection with or otherwise relating to, this Agreement) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, then any federal court of the United States of America sitting in the State of Delaware) for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the Transactions. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.12        WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13        Counterparts; Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.14         Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Company Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Company Common Stock), combination or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in any Transaction Document to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.

8.15        Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the parties as nearly as may be possible and (b) the parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of such provision(s) in this Agreement.

[Signature Pages To Follow]

In Witness Whereof, the parties hereto have caused this Investment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

Perspective Therapeutics, Inc.

By:	/s/ Johan (Thijs) Spoor
Johan (Thijs) Spoor
Chief Executive Officer

In Witness Whereof, the parties hereto have caused this Investment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

INVESTOR:

Lantheus Alpha Therapy, LLC

By:	/s/ Mary Anne Heino

Name:	Mary Anne Heino

Title:	Chief Executive Officer

Schedule 2.7

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